AMENDMENT No. 1 TO
                                RIGHTS AGREEMENT

     THIS AMENDMENT No. 1 (the "Amendment"), dated as of December 10, 1997 is between White River Corporation, a Delaware corporation (the "Company") and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").


                                    Recitals

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of December 14, 1993 (the "Rights Agreement");

     WHEREAS, Demeter Holdings Corporation, a Massachusetts corporation ("Parent"), WRC Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("MergerCo"), WRV Merger Corp., a Delaware corporation and a wholly owned subsidiary of MergerCo, the Company and White River Ventures, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("WRV"), proposed to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, MergerCo will be merged with and into the Company, with the Company as the surviving corporation (the "Merger");

     WHEREAS, the Company has determined that it is necessary and desirable to amend the Rights Agreement to ensure that no Distribution Date (as defined in the Rights Agreement) occurs by virtue of the announcement of the Merger or the execution of the Merger Agreement and to exempt the Merger Agreement and the transactions contemplated thereby from any application of the Rights Agreement;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may amend the Rights Agreement without approval of the holders of the Rights at any time prior to the Distribution Date; provided that such amendment does not adversely affect the interests of FAEH (as defined in the Rights Agreement), any Subsidiary (as defined in the Rights Agreement) of FAEH, John J. Byrne or any of his Associates (as defined in the Rights Agreement);

     WHEREAS, the Board of Directors of the Company has determined that this Amendment does not adversely affect the interests of the aforementioned persons; and

     WHEREAS, the Company and the Rights Agent desire to evidence such amendment in writing.

     Accordingly, the parties agree as follows:

     1. Amendment of Section 1. Section 1 of the Rights Agreement is amended by inserting the following at the end of the definition of "Acquiring Person" in
Section 1:

          "In addition, notwithstanding anything in this Rights Agreement to the contrary none of Demeter Holdings Corporation, a Massachusetts corporation ("Parent"), WRC Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("MergerCo"), WRV Merger Corp., a Delaware corporation and a wholly owned subsidiary of MergerCo, or any Affiliate or Associate of Parent, MergerCo or Merger Sub, shall be deemed to be an Acquiring Person by virtue of the Agreement and Plan of Merger, to be entered into as of December 11, 1997, between the Company, White River Ventures, Inc., Parent, MergerCo and Merger Sub, as it may be amended or supplemented from time to time in accordance with its terms (the "Merger Agreement"), or by virtue of any of the transactions contemplated by the Merger Agreement."

     2. Amendment of Section 3(a). Section 3(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:

          "Notwithstanding the foregoing or anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of the Merger Agreement or by virtue of any of transactions contemplated by the Merger Agreement."

     3. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is amended

          (a)  by replacing the word "earlier" with "earliest",

          (b)  by deleting the word "and" before the number "(ii)" and

          (c) by inserting between the term "Redemption Date" and the comma immediately following it the following:

               "and (iii) immediately prior to the effective time (the "Merger Agreement Effective Time") of the merger of MergerCo into the Company (the "Merger") contemplated by and in accordance with the terms of the Merger Agreement".

     4. Amendment of Section 7(b). Section 7(b) of the Rights Agreement is amended

          (a)  by replacing the word "earlier" with "earliest",

          (b) by replacing the word "and" before the number "(ii)" with a comma and

          (c)  by adding to the end thereof the following:

               "and (iii) immediately prior to the Merger Agreement Effective Time".

     5. Amendment of Section 13. Section 13 of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section:

               "Notwithstanding the foregoing, this Section 13 shall not apply to the Merger or as a result of the execution and delivery of the Merger Agreement or the transactions contemplated thereby."

     6. Effectiveness. This Amendment shall be deemed effective as of December 10, 1997 as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     7. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the date and year first above written.

                                         WHITE RIVER CORPORATION,
                                            by


                                            /s/ Robert T. Marto
                                         Name:  Robert T. Marto
                                         Title: President and Chief

Attest:



   /s/ Bonnie B. Stewart
Name:  Bonnie B. Stewart
Title: Corporate Secretary


                                          FIRST CHICAGO TRUST COMPANY
                                          OF NEW YORK,
                                             as Rights Agent,
                                             by

                                             /s/ James Kuzmich
                                          Name:  James Kuzmich
                                          Title: Assistant Vice
                                                 President


Attest:



   /s/ Maurice Lynch
Name:  Maurice Lynch
Title: Assistant Vice President